Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

510-665-7257

mostrach@dynavax.com

Dynavax Reports Positive Phase 1b Data for SD-101 in CHronic HEPATITIS C Infection

-- In vitro Study Shows SD-101 Induces Both IFN-lambda and IFN-alpha --

Berkeley, CA - January 26, 2009 - Dynavax Technologies Corporation

(Nasdaq: DVAX) announced today data from two studies that differentiate SD-101 from standard-of-care as well as emerging treatments for chronic HCV infection. The findings of a Phase 1b clinical trial and an in vitro study of SD-101's mechanism of action show that the second-generation TLR9 agonist (1) is well tolerated and safe and (2) induces both IFN-lambda and IFN-alpha at concentrations producing antiviral activity. The data will be presented at the 45th Annual Meeting of the European Association for the Study of the Liver in Vienna, Austria in April 2010.

Data from the Phase 1b study of SD-101 in treatment-naïve, genotype 1 HCV patients show:

  A safety and tolerability profile that compares favorably to that of IFN-alpha, at all four doses tested;
  A dose-dependent antiviral response, with 100% of patients at the highest dose experiencing a greater than one (1) log reduction in viral load; and
  The potency of SD-101 as confirmed by biomarker analysis in patients. The biomarker data point to substantial, dose-related increases in the expression of key antiviral genes (MX-B and ISG-54k) and genes indicating enhanced immunity (IP-10 and MCP-1).

The Phase 1b study evaluated four dose levels of SD-101 in 34 chronically infected, treatment-naïve, genotype 1 HCV patients. SD-101 was administered as a monotherapy once weekly, for four weeks, in doses from 0.1 to 5.0 milligrams per week.

The in vitro data from a study of the drug in human blood cells demonstrate that compared to first-generation TLR9 agonists, SD-101 stimulates 20-fold higher levels of both IFN-alpha and IFN-lambda, two classes of IFNs with potent activity against HCV.

--more--

According to the Company's Chief Medical Officer, J. Tyler Martin, M.D., "The unique and highly potent pattern of IFN-lambda and IFN-alpha induction by SD-101 represents a novel, differentiated approach for HCV. The safety and antiviral activity demonstrated in this Phase 1b study compares favorably to current treatments, and we believe that further study may support a role for SD-101 as a supplement to current or emerging therapies to treat HCV."

With the completed acquisition of Symphony Dynamo earlier this month, Dynavax has full development and commercialization rights to SD-101. As such, SD-101 has been added to a portfolio of development programs available for partnership from Dynavax.

About HCV

According to the World Health Organization, there are 170 million people worldwide chronically infected with HCV. Over 80% of HCV infections become chronic and can progress over a period of 10 - 40 years. Nearly half of all liver transplants in the U.S. are performed for end-stage hepatitis C. Approved therapies to treat hepatitis C, including pegylated interferon-alpha and ribavirin, represent a market of approximately $3 billion. However, these therapies often cause significant side effects and are effective in treating only about half of all patients infected with HCV.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information, visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, including the prospective role of SD-101 in HCV therapy. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether initial results can be reproduced in future studies, whether successful clinical and regulatory development of SD-101 can occur in a timely manner without significant difficulties or delays in development , the Company's ability to obtain additional financing to support its operations, and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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